Exhibit 2.2

STOCK PURCHASE AGREEMENT

AMONG

GLYECO, INC.

as Buyer,

RICHARD S. GEIB and JENNIFER S. GEIB,

as Sellers,

AND

RECOVERY SOLUTIONS & TECHNOLOGIES, INC.,

the Company

December 27, 2016

SECTION 1. DEFINITIONS		1

SECTION 2. THE PROPOSED TRANSACTION		1
2.01.	Shares To Be Acquired	1
2.02.	Purchase Price	1

SECTION 3. CLOSING		2

SECTION 4. REPRESENTATIONS AND WARRANTIES		2
4.01.	General Statement	2
4.02.	Representations and Warranties of Sellers	2
4.03.	Representations and Warranties of Sellers and the Company	3

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BUYER		18
5.01.	Organization, Good Standing, and Corporate Authority	18
5.02.	No Violation	19
5.03.	Consents and Approvals of Governmental Authorities and Others	19
5.04.	Obligation to Pay Certain Fees	19
5.05.	Litigation	19

SECTION 6. COVENANTS OF THE SELLERS AND COMPANY		19
6.01.	Taxes	19
6.02.	Approvals; Consents	19
6.03.	Preservation of Business Organization	20
6.04.	Non-Party Shareholders	20
6.05.	John Lorenz	20
6.06.	Further Assurances	20

SECTION 7. COVENANTS OF BUYER		21
7.01.	Approvals; Consents	21
7.02.	Employment of Certain Employees by Buyer	21

SECTION 8. NON-COMPETITION		21
8.01.	Restriction on Management and Investment	21
8.02.	Restriction on Solicitation of Employees	21
8.03.	Restrictions on Solicitations of Business Relationships	22
8.04.	Disparaging Statements Prohibited	22
8.05.	Equitable Relief	22
8.06.	Enforceability	22

SECTION 9. SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS		23

SECTION 10. INDEMNIFICATION		23
10.01.	Indemnity by Sellers and Company	23
10.02.	Indemnity by Buyer	24
10.03.	Notice of Claim	25
10.04.	Limitations on Amount – Sellers	25
10.05.	Limitations on Amount – Buyer	25
10.06.	Qualifications	26

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10.07.	Intentionally Omitted	26
10.08.	Set Off	26

SECTION 11. TAX MATTERS		26
11.01.	Transfer Taxes	26
11.02.	Straddle Taxes	27
11.03.	Cooperation	27
11.04.	Certain Controversies	27
11.05.	Other Taxes	27
11.06.	Tax Treatment of Indemnification Payments	27

SECTION 12. GENERAL		27
12.01.	Costs and Expenses	27
12.02.	Parties in Interest; Assignment	27
12.03.	Confidentiality	28
12.04.	Public Statements	28
12.05.	Choice of Law	28
12.06.	Forum	28
12.07.	Notices	29
12.08.	Entire Agreement	30
12.09.	Amendment	30
12.10.	Cumulative Remedies	30
12.11.	Waiver	30
12.12.	Severability	30
12.13.	Headings	30
12.14.	Construction	31
12.15.	Counterparts; Facsimile Signature	31
12.16.	Attorney-Client Privilege	31

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STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (“Agreement”) dated as of December 27, 2016 by and among GlyEco, Inc., a Nevada corporation (the “Buyer”); Richard S. Geib and Jennifer S. Geib ("the "Sellers"); and Recovery Solutions & Technologies, Inc., an Arizona corporation (the “Company”).

RECITALS

WHEREAS, Sellers own 3,600,000 shares of the Company’s Common Stock (the “Shares”); and

WHEREAS, the Company has the right to acquire certain assets and a ground lease from Union Carbide Corporation (the “Dow Contract”); and

WHEREAS, a closing on the Dow Contract will enable the Company to benefit the business of its Affiliate, WEBA Technology Corp. (“WEBA”), a corporation owned by Sellers; and

WHEREAS, the Company does not have the financial capacity to close on the Dow Contract, but Buyer is willing to infuse sufficient capital into the Company to enable it to do so; and

WHEREAS, Sellers desire to sell and Buyer desires to purchase the Shares pursuant to this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and representations contained in this Agreement, Buyer, the Company and Sellers agree as follows:

SECTION 1. DEFINITIONS

The capitalized and certain other terms used herein shall have the meanings ascribed to them in Schedule 1 to this Agreement.

SECTION 2. THE PROPOSED TRANSACTION

2.01.       Shares To Be Acquired. Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants contained herein, at Closing and as of the Closing Date, Sellers will sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase and acquire, the Shares.

2.02.       Purchase Price. The Purchase Price for the Shares shall be Three Hundred Sixty ($360.00) Dollars, payable at closing by check, subject to collection.

SECTION 3. CLOSING

The Closing of the Transactions has taken place concurrently with the execution hereof on December 27, 2016, at the offices of Robinson Brog Leinwand Greene Genovese & Gluck P.C., or via electronic exchange of documents and signatures. Notwithstanding any earlier time of the Closing, the parties acknowledge and agree that the Closing shall be deemed to have occurred for all purposes as of 11:59 pm Eastern time on the Closing Date.

SECTION 4. REPRESENTATIONS AND WARRANTIES

4.01.       General Statement. All representations and warranties are made subject to the exceptions noted in the disclosure schedule attached hereto (the “Disclosure Schedule”). The parties hereby acknowledge and agree that the Disclosure Schedule is a part of this Agreement and that the Disclosure Schedule shall be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement to which each such exception expressly applies. The disclosure of any fact or item in any section of the Disclosure Schedule shall be deemed to be disclosed in such other section(s) of the Disclosure Schedule, despite the lack of a specific cross reference.

4.02.       Representations and Warranties of Sellers. Sellers, jointly and severally, represent and warrant to Buyer that:

(a)       Enforceability. This Agreement has been duly executed and delivered by Sellers and constitutes Sellers’ legal, valid and binding obligation, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, or other similar laws relating to creditors’ rights generally, now or hereafter in effect, and general principles of equity. Except as previously obtained, Sellers need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any court, Governmental Authority, or third person in order to consummate the transactions contemplated by this Agreement.

(b)       No Conflicts. Neither the execution and the delivery of the Transaction Documents, nor the consummation of the transactions contemplated thereby, will (i) violate any Laws or other restriction of any Governmental Authority or court to which Sellers are subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Sellers are a party or by which Sellers are bound or to which the Shares are subject.

(c)       Ownership of Shares. Sellers are the record owner of the Shares, and they hold such Shares free and clear of any Encumbrances. Except for this Agreement, Sellers are not a party to any option, warrant, purchase right, or other contract or commitment that could require Sellers to sell, transfer, pledge or otherwise dispose of the Shares or any other Common Stock.

(d)          Capacity. Sellers have full legal power, right, capacity and authority and all authorizations and approvals required by law to enter into and perform this Agreement and the other Transaction Documents and to sell, transfer and deliver good and valid title to the Shares owned by them free and clear of any Encumbrances in accordance with the terms of this Agreement.

(e)          Title. Upon consummation of the transactions this Agreement contemplates and in accordance with the terms hereof, Buyer will acquire good and valid title to the Shares to be sold hereunder free and clear of all Encumbrances.

(f)          No Commission. Except as set forth in the Disclosure Schedule, no commission has been paid by, or will accrue on behalf of, Sellers in connection with the sale of the Shares to Buyer.

(g)          Litigation. There is no claim, legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment pending or, to Sellers’ Knowledge, threatened against or affecting Sellers or the Company that would prevent Sellers from (i) executing and delivering this Agreement or the other Transaction Documents to which Sellers are a party, or (ii) performing such obligations pursuant to, or observing any of the terms and provisions of, this Agreement or the other Transaction Documents to which the Sellers are a party.

4.03.       Representations and Warranties of Sellers and the Company. Sellers and the Company, jointly and severally, represent and warrant to Buyer that:

(a)          Organization. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Arizona. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except as would not have a Material Adverse Effect. The Company has full corporate power and authority and all Permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it in the business in which it is engaged, except as would not have a Material Adverse Effect.

(b)          Capitalization.

(i)       The Company has an authorized capitalization of (x) 100,000,000 shares, designated as voting common stock (the “Common Stock”), of which 3,715,000 are issued and outstanding, and (y) 10,000,000 shares of preferred stock, none of which are issued and outstanding. The Shares have been duly authorized and are validly issued, fully paid, nonassessable, and free of preemptive rights or other rights to acquire any shares of the capital stock of the Company. The Disclosure Schedule lists all outstanding or authorized options, securities and other obligations that are convertible into shares of capital stock of the Company, warrants, purchase rights, preemptive rights, rights of first refusal, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell or purchase any of its capital stock. There are no voting trusts, side agreements, proxies or other agreements or understandings with respect to the voting of the capital stock of the Company.

(ii)       The Company does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association. Sellers own 3,600,000 shares, representing approximately 97% of the issued and outstanding capital stock of Company. Schedule 4.03(b)(ii) contains a complete and accurate list of the capital stock of Company held by each of the stockholders of Company, including the class(es) of shares held, number of shares held in each such class and percentage interest of each stockholder.

(c)          Names. Company has not conducted the Business or any other business under any name other than the names set forth in Schedule 4.03(c).

(d)          Certain Business Relationships. Except as noted in Schedule 4.03(d), no Affiliate of Sellers has been involved in any business arrangement, contract or relationship with the Business (other than as a stockholder, director, officer or employee), and no Affiliate of Sellers owns any asset, tangible or intangible, which is used in the Business.

(e)          Authority. Sellers and Company each have full power and authority to execute and deliver this Agreement, and the other documents, certificates and agreements delivered or to be delivered pursuant hereto, to perform all of the terms and conditions hereof and thereof to be performed by Sellers and/or Company, as applicable, and to consummate the Transactions. This Agreement, and the other documents, certificates and agreements delivered or to be delivered pursuant hereto by Sellers or Company, and the Transactions have been duly authorized and approved by all necessary and proper action (including all necessary stockholder action) and constitute, and will constitute, the valid and binding obligations of Sellers and Company, enforceable against each in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, or other similar laws relating to creditors’ rights generally, now or hereafter in effect, and general principles of equity.

(f)          No Violation. Except as noted in Schedule 4.03(f), neither the execution and delivery by Sellers or Company of this Agreement and the other documents or agreements delivered or to be delivered pursuant hereto by Sellers or Company and the performance by Sellers or Company hereunder or thereunder, nor the consummation of the Transactions, will violate, conflict with, result in the breach of, or accelerate the performance required by any of the terms, conditions or provisions of (i) the Articles of Incorporation or Bylaws of Company, (ii) any covenant, agreement or understanding to which Sellers or Company is a party, or (iii) any order, ruling, decree, judgment, arbitration award or stipulation to which Sellers or Company is subject, or constitutes a default thereunder or result in the creation or imposition of any Lien upon the Shares, or allow any Person to accelerate any debt owed by Sellers or Company or secured by the Shares, or allow any Person to interfere with Buyer’s full use and enjoyment of ownership of the Shares and the operation of the Business.

(g)          Consents and Approvals of Governmental Authorities and Others. Except as noted in Schedule 4.03(g), no approval or authorization of, filing or registration with, or notification to, any Governmental Authority is required in connection with the execution and delivery of this Agreement by Sellers or Company or the performance of their respective obligations hereunder or the consummation of the Transactions. Except as noted in Schedule 4.03(g), no consent, approval or authorization of any Person is required in connection with the execution or delivery of this Agreement by Sellers or Company, or the performance by any such party of any of their respective obligations under this Agreement.

(h)          Financial Statements; Books and Records.

(i)       Company has delivered to Buyer: (A) an internally prepared balance sheet of the Company as of December 31, 2015 and (B) a balance sheet of the Company as of December 11, 2016 (the “Balance Sheet Date”), and a profit and loss statement for the period January 1 – December 11, 2016 (such balance sheet and profit and loss statement, collectively, the “Interim Financial Statements”) (all documents described in (i) and (ii) above, collectively, the “Financial Statements”), copies of all of which are attached as Schedule 4.03(h). The Financial Statements have been prepared in accordance with the Company’s historical accounting methods consistently applied throughout the periods involved, and present fairly, in all material respects, the Company’s financial condition as of the dates thereof and results of its operations for such periods.

(ii)       All Books and Records are complete and correct in all material respects with respect to all information and time periods covered thereby. All of the Books and Records have been prepared and maintained, where applicable, in conformity with the Company’s historical accounting methods and in compliance in all material respects with applicable laws, regulations and other requirements.

(iii)       Company has established and presently maintains a system of internal accounting controls sufficient to provide reasonable assurances (A) that transactions, receipts and expenditures of the Company related to the Business are being executed and made only in accordance with appropriate policies and procedures and appropriate authorizations of management and the Board of Directors of the Company, (B) that transactions related to the Business are recorded as necessary (x) to permit preparation of the financial statements in conformity with the Company’s historical accounting methods and (y) to maintain accountability for assets, and (C) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets. Company has not identified or been made aware of any fraud that involves the Business or the management of the Company, or other current employees of the Company, or any claim or allegation regarding any of the foregoing, and the Company has not received any written notice from its independent accountants regarding any of the foregoing. Company is not aware of any significant deficiencies or material weaknesses in the design or operation of its internal controls relating to the Business which could reasonably be expected to materially adversely affect the Buyer’s ability to record, process, summarize and report financial data.

(iv)       Company’s indebtedness to any third party for borrowed money consists solely of (A) a loan from WEBA in the amount of $500,000 used by the company to pay the initial deposit on the Dow Contract and (B) a loan from Buyer in the amount of $362,000 used by the Company to pay an additional deposit on the Dow Contract.

(i)          Events Subsequent to Balance Sheet Date. Except as set forth in the Financial Statements or the loan referred to in Section 4.03(h)(iv)(B) or as noted in Schedule 4.03(i), there has not been since the Balance Sheet Date any material adverse change in the condition (financial or other), properties, assets, liabilities or prospects of the Business. Without limiting the generality of the foregoing, since that date:

(i)       Company has not sold, leased, transferred or assigned any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

(ii)       Company has not entered into any Contract (or series of related Contracts) either involving more than $50,000 or outside the ordinary course of business;

(iii)      No party (including Company), has accelerated, terminated, modified or cancelled any Contract (or series of related Contracts) involving more than $50,000 to which Company is a party or, to the Knowledge of the Company and Sellers, by which it is bound;

(iv)      Company has not imposed or suffered any Lien upon any of its assets, tangible or intangible;

(v)       Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the ordinary course of business;

(vi)       Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) either involving more than $50,000 or outside the ordinary course of business;

(vii)     Company has not issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

(viii)    Company has not delayed or postponed the payment of accounts payable and other liabilities or obligations outside the ordinary course of business;

(ix)      Company has not cancelled, compromised, waived or released any right or claim (or series of related rights and claims) involving more than $50,000;

(x)       Company has not experienced any damage, destruction or loss (whether or not covered by insurance) to its property exceeding $50,000 in the aggregate;

(xi)      Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, employees or Affiliates outside the ordinary course of business;

(xii)     Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(xiii)    Company has not granted any increase in the base compensation of any of its directors, officers and employees;

(xiv)    Company has not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its directors, officers or employees (or taken any such action with respect to any Plan);

(xv)     Company has not made any other change in employment terms for any of its directors, officers and employees;

(xvi)    Company has not paid any amount to any third party with respect to any Liability or Obligation (including any costs and expenses Company has incurred or may incur in connection with this Agreement and the transactions contemplated hereby) which would constitute an Excluded Liability if in existence as of the Closing Date;

(xvii)   There has not been any other change, occurrence, event, incident, action, failure to act or transaction outside the ordinary course of business involving the Company or the Business that could have a Material Adverse Effect; and

(xviii)  Company has not committed to do or perform any of the foregoing.

(j)           Sufficiency of Assets. Except as set forth on Schedule 4.03(j), (i) the Company’s assets are in good operating condition and repair (normal wear and tear excepted), are adequate for the uses to which they are being put, and, to the Knowledge of Company and Sellers, are structurally sound, (ii) none of the Company’s assets are in need of maintenance or repairs other than ordinary, routine maintenance that is not material in nature or cost, and (iii) the assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by Company.

(k)           Intentionally omitted.

(l)           Intentionally omitted.

(m)          Tangible Assets.

(i)       Schedule 4.03(m)(i) sets forth a list of all Equipment owned by the Company (or subject to capital leases) and of all tooling in the possession of the Company which is owned by the Company’s customers and used in the conduct of the Business. Except as noted in Schedule 4.03(m)(i), on the Closing Date, the Company shall have good and marketable title to, and all right, title and interest in, all Equipment and Tangible Assets owned by it, and will transfer and convey such properties and assets to the Buyer, free and clear of all Liens. None of the Tangible Assets owned by Company was purchased by Company in a bulk sale.

(ii)       Schedule 4.03(m)(ii) sets forth a list of all Leased Real Property, Equipment and other Tangible Assets leased by the Company and the Leases pursuant to which such Tangible Assets are leased. Except as noted in Schedule 4.03(m)(ii), all Leases relating to Leased Real Property, Equipment or other Tangible Assets, real or personal, leased by the Company are valid and enforceable by the Company in accordance with their respective terms. There is not, under any Lease relating to Leased Real Property, Equipment or other Tangible Asset, any existing default by the Company or, to the Knowledge of Company and Sellers, any existing default by any other party thereto, or any circumstance known to the Company that could give rise to a default by the Company or any other party to such Lease. All commissions payable by the Company under or with respect to any such Leases have been paid. Company does not sublease any real property.

(iii)      Except as noted in Schedule 4.03(m)(iii), the uses to which the Tangible Assets are put are not subject to any restriction or condition and conform in all material respects to zoning, subdivision and/or planning regulations, fire and safety regulations, and all other regulations or requirements of the relevant federal, state or local authorities and to all statutes or laws governing such assets or the use thereof and are not temporary uses. All of the Tangible Assets may be used for the purposes of the Business. All certificates of occupancy and necessary consents of Governmental Authorities or other Persons to such existing uses have been obtained. Company has not received notice of violation of any such regulation, ordinance or other law, order or requirement from any court or Governmental Authority or of taking by eminent domain or condemnation proceeding.

(iv)      The Tangible Assets (including leased Equipment) and the Leased Real Property include all tangible real and personal property necessary to permit the Buyer to carry on the Business following the Closing Date in substantially the same manner as the Business is currently conducted.

(n)          Intellectual Property. Schedule 4.03(n)(i) lists all Intellectual Property owned by Company. Schedule 4.03(n)(ii) lists all Intellectual Property owned by an Affiliate of the Company and used by the Company in the Business. Schedule 4.03(n)(iii) lists all Intellectual Property used by the Company in the Business under license from third parties. Schedule 4.03(n)(iv) lists all Intellectual Property owned by the Company and licensed to any third party. The Intellectual Property, Technical Information and Computer Software Assets include all intellectual property and proprietary rights necessary to carry on the Business as it is currently conducted or as currently proposed to be conducted. Company requires no rights under any patent, copyright, trademark/service mark, tradename, domain name, trade secret or other confidential or proprietary information or computer software license which the Company does not have or does not have the lawful right to use and to transfer to the Buyer in order for Buyer to conduct the Business as it is currently conducted by the Company. Except as noted in Schedule 4.03(n)(v), all patents, copyrights (where such registration is permitted or required by applicable law), trademarks, service marks, domain names, and tradenames included in the Intellectual Property are registered to or owned by or licensed to the Company, are valid, subsisting and enforceable (or, in the case of any unregistered or unpatented rights, may be freely used by Company without violation of any third party rights) or pending (in the case of patent, copyright, trademark/service mark applications), and all renewals, maintenance filings, and annuities, if any, are fully paid through 60 days after the Closing Date. Company has not infringed and is not infringing, nor has Company directly or, to the Knowledge of Company and Sellers, indirectly contributed to nor is it directly or, to the Knowledge of Company and Sellers, indirectly contributing to the infringement of, any valid patent, copyright, trademark, tradename, service mark, or domain name of any third party in connection with Company’s conduct of the Business. There are no pending or, to the Knowledge of Company and Sellers, threatened actions against the Company for infringement of any such patent, copyright, trademark, tradename, service mark or domain name. None of the patent(s), registration(s) of trademark or service mark, copyright registration(s), or patent or trademark application(s) included in the Intellectual Property is involved in a reissue, reexamination, interference, cancellation, opposition, post grant review, or similar proceeding including, but not limited to, litigation in any court or intellectual property office of proper jurisdiction seeking to invalidate any patent or trademark/service mark registration, and, to the Knowledge of Company and Sellers, there is no threat that any such proceeding will be declared or commenced. Company is not using, without authorization, any trade or other business secret, know-how or Technical Information of any other Person in the conduct of the Business. All licenses permitting the Company to use any Intellectual Property, Technical Information or Computer Software Assets are in full force and effect and the terms of such licenses do not provide that they may be terminated or restricted as a result of the execution of this Agreement or the consummation of the Transactions.

(o)          No Undisclosed Liabilities. Company has no Liabilities or Obligations except:

(i)       those Liabilities and Obligations accurately reflected in the Financial Statements and not heretofore paid or discharged;

(ii)      those Liabilities and Obligations arising in the ordinary course of the Business consistent with past practice under any Contract or other commitment specifically disclosed in the Schedules;

(iii)     those Liabilities and Obligations incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, all of which shall be accurately reflected in the Final Closing Balance Sheet to the extent not paid or discharged prior to the date thereof; and

(iv)     those Liabilities and Obligations expressly disclosed in the Schedules to this Agreement.

(p)          Tax Matters. Except as set forth in Schedule 4.03(p):

(i)       Company has duly and timely filed all Tax Returns required to be filed by it or for which it may be held responsible under applicable law, all such Tax Returns are true, correct and complete in all material respects and were prepared in compliance with all applicable laws and regulations. Company has timely paid all Taxes due for all periods ending on or prior to the Closing Date (whether or not such Taxes are shown or required to be shown on any Tax Returns). No claim has ever been made by a Governmental Authority in a jurisdiction where Company does not file Tax Returns that Company is or may be subject to taxation by that jurisdiction. All amounts required to be withheld or collected by Company from any employee, independent contractor, creditor, stockholder, or other third party, have been collected and withheld and paid to the appropriate Governmental Authority, and all Forms W-2, 1099 or other forms required with respect thereto have been properly completed and timely filed. Company has furnished or been furnished properly completed exemption certificates for all exempt transactions and has maintained records of such exemption certificates in compliance with all applicable laws. Company has made all payments of estimated composite and similar Taxes required to be made under the Code and any comparable provision of state, local and foreign law. The unpaid Taxes of Company did not, as of the Balance Sheet Date, exceed the reserve for Tax liability set forth thereon and will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company in filing its Tax Returns.

(ii)       There is no dispute or claim concerning any Taxes of Company (A) claimed or raised by any Governmental Authority or (B) as to which any of the current directors, officers or employees of Company have Knowledge and Sellers. No returns for Taxes of Company are currently under audit or examination by any Governmental Authority, and no director or officer of Company expects any Governmental Authority to assess any additional Taxes for any period for which Tax Returns have been filed. No issue has arisen in any examination of Taxes of Company that if raised with respect to any other taxable periods not so examined would result in a Tax deficiency, if upheld.

(iii)      Company is not currently the beneficiary of an extension of time within which to file any Tax Return. Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes.

(iv)      There are no Liens for Taxes (other than for current Taxes not yet due and payable) on Company or any of its assets.

(v)      Company has not participated in a “reportable transaction” within the meaning of Code Section 6707A(c)(1) and Treasury Regulations Section 1.6011-4 (or similar state, local or foreign provisions).

(vi)      All transactions that could give rise to an understatement of federal income Tax (within the meaning of Sections 6662 and 6662A of the Code) with respect to Company have been adequately disclosed on Tax Returns to the extent required under the Code. Company has not received any private letter rulings from the IRS (or any comparable ruling from any other taxing authority).

(vii)    Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) installment sale or open transaction or intercompany transaction made on or prior to the Closing Date; (B) change in method of accounting for a taxable period ending on or prior to the Closing Date; (C) prepaid amount received on or prior to the Closing; (D) intercompany transaction; or (E) election under Code Section 108(i), nor will Company be required to include in any period ending after the Closing Date any income that accrued in a prior period as a result of the completed contract method of accounting, the long term contract method of accounting or the cash method of accounting.

(viii)   The Transactions will not be a factor causing any payments to be made by Company not to be deductible (in whole or in part) pursuant to Sections 280G, 404, 409A or 162(m) of the Code. Company has no Liability for the Taxes of any Person (including under Section 1.1502-6 of the Treasury Regulations or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(ix)      There are no rulings, requests for rulings or closing agreements with any Governmental Authority specifically relating to Company, the Business or the Company’s assets which could affect the Taxes of or with respect to the Business or such assets for any period after Closing Date. None of the Company’s assets are (A) subject to or constitute an interest in any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income Tax purposes or with respect to which the income is or could be required to be included in the income of Company; (B) “tax exempt use property” within the meaning of Section 168(h) of the Code (and Company has not benefited from the issuance of bonds, the interest on which is tax exempt pursuant to Section 103(a) of the Code); or (C) property that is required to be treated as being owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code. No election under Section 108(b)(5) of the Code was made for any of the Company’s assets. None of the Company’s assets comprises an interest in any controlled foreign corporation (as defined in section 957 of the Code) or passive foreign investment company (as defined in section 1297 of the Code). Company does not have a permanent establishment located in any tax jurisdiction other than the United States and is not liable for the payment of Taxes levied by any such jurisdiction located outside the United States.

(x)       Company is not a “foreign person” (as defined in Section 1445 of the Code).

(q)          Contracts.

(i)       Schedule 4.03(q) sets forth a list of all Material Contracts of the Company. The Material Contracts constitute all contracts material to the conduct of the Business as presently conducted by the Company. All Contracts are valid, binding and in full force and effect, and neither the Company nor, to the Company’s or Sellers’ Knowledge, any other party to any Contract is in default thereunder.

(ii)       Except as noted in Schedule 4.03(q), none of the Material Contracts contains any provision providing for the termination of the Contract or giving any party thereto the right to terminate such Contract by reason of the execution of this Agreement, or the consummation of the Transactions, and none of the terms of any Material Contract will be altered by reason of the execution of this Agreement or the consummation of the Transactions.

(iii)       To the Company's and Sellers’ Knowledge, Schedule 4.03(q) lists any open inquiries, audits, investigations, disputes or controversies with respect to any Contract.

(iv)       No Contract is subject to a pending stop work order, cure notice, show cause notice or other notice threatening termination or alleging noncompliance with any material term, and to the Company’s and Sellers’ Knowledge, no event, condition or omission has occurred or exists that would constitute grounds for any termination for default, cure notice or show cause notice with respect to any Contract.

(v)       Company is not currently performing any anticipated contract/agreement or any anticipated option exercise or modification thereof prior to award, option exercise or modification or making any expenditures or incurring costs or obligations in excess of any applicable limitation of customer liability, limitation of funds or similar clause limiting the customer's liability on any Contract (including without limitation, any work being performed “at risk” in advance of receipt of funding).

(r)          Customers and Suppliers. Schedule 4.03(r) lists (i) the names and related amounts of the twenty largest customers in terms of dollar value of sales by the Business for the year ended December 31, 2015 (the “Major Customers”) and (ii) the names and related amounts of the twenty largest suppliers in terms of dollar value of products or services, or both, sold to the Business for the year ended December 31, 2015 (the “Major Suppliers”). No actual termination or cancellation of the business relationship of the Company with any Major Customer or Major Supplier has occurred or, to the Knowledge of the Company and Sellers, is threatened. There is no present or, to the Knowledge of the Company and Sellers, impending material modification or alteration in the relationship of the Company with any Major Customer or Major Supplier, including without limitation, any intent not to renew or intent to materially decrease the rate of buying or supplying materials, products or services, as applicable, and there are no facts or circumstances that would reasonably cause any Major Customer or Major Supplier to fail to continue or renew its existing relationship with the Business.

(s)          Open Orders. The Company has no Open Orders.

(t)          Permits. Schedule 4.03(t) sets forth a list of all Permits required or useful in the conduct of the Business. All Permits are in full force and effect and to the Knowledge of Company and Sellers no suspension or cancellation of any have been threatened. To the Knowledge of Company and Sellers, no Permits or parts thereof are subject to loss by reason of dormancy or non-use. No claims have been made by any Governmental Authority or any Person relating to the Permits and, to the Knowledge of Company and Sellers, no such claim is contemplated by any Governmental Authority or other Person, nor does any basis therefor exist. Except as noted in Schedule 4.03(t), no Permit will be terminated or require the consent of the issuer to continue in effect as a result of the execution of this Agreement or the consummation of the Transactions.

(u)          Technical Information. To the Knowledge of the Company and Sellers, and except as noted in Schedule 4.03(u), there exists no undocumented manufacturing or assembly procedure nor any variance between manufacturing drawings included in the Technical Information and the actual manufacturing and assembly practices of the Company. The patterns, manufacturer’s manuals and copies of all other Technical Information owned by the Company constitute all such items in the possession of the Company and which are required to permit the Company to carry on the Business in substantially the same manner as conducted prior to the consummation of the Transactions. Company has no Technical Information, Computer Software Assets, or Intellectual Property that it asserts ownership of, but rights in which it has given to any Governmental Authority or others.

(v)          Depositary Accounts, Etc. Schedule 4.03(v) sets forth a list of (i) all banks, trust companies, savings and loan associations, and brokerage or other firms which have issued bank guarantees, bills of exchange, letters of credit or banker’s acceptances for the account of the Company, (ii) each such institution in which the Company has a depository, investment, securities or other account or a safe deposit box and the account information and names of all persons authorized to draw thereon, to have access thereto or to authorize transactions therein, (iii) the names of all persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof, and (iv) all credit card and similar accounts on which the Company may be liable and the names of the persons holding such cards or authorized to use such accounts.

(w)          Insurance. Schedule 4.03(w) sets forth a list of all insurance policies held by or on behalf of Company as of the date hereof and of all public liability insurance policies held by or on behalf of the Company for the past five (5) years (including the current policy period), copies of which have been supplied to Buyer. Such policies are sufficient in all respects for compliance by the Company with all requirements of law and with the requirements of all of the Contracts and, except as noted on Schedule 4.03(w) the Company has not received any notice of actual or proposed cancellation or of reduction in coverage of, or of any increase in premium under, such policies of insurance, and to the Knowledge of Company, there are no retrospective or audit premium charges due under any insurance policies now or formerly in effect with respect to the Company.

(x)          Compliance with Laws; Litigation.

(i)       Company has been, and is, operating in compliance in all material respects with the requirements of all federal, state, local and foreign laws, regulations, judgments, injunctions, decrees, court orders and administrative orders regarding such operations. Except as noted in Schedule 4.03(x)(i), Company is not currently and at any time since the incorporation of the Company has not been engaged in, or a party to, or to the Knowledge of the Company and Sellers threatened with, any legal action, suit, investigation or other proceeding by or before any court, arbitrator or administrative agency, and after due inquiry, the Company does not know of any basis for any such action, investigation or proceeding. There are no outstanding orders, rulings, decrees, judgments, stipulations or proceedings to which the Company is a party or by which the Company is bound, by or with any court, arbitrator or administrative agency.

(ii)       The Company is and has been in compliance in all material respects with all applicable Export Control Laws, including all applicable regulations pertaining to the disclosure of technical information to foreign Persons wherever located and/or the provision of access to such technical information by such foreign Persons. The Company has not received any written notice from any Person alleging that the Company is not in compliance with, or has Liability under, such Export Control Laws, and the Company has not engaged in any brokering activity as defined in 22 C.F.R. 129.2(b). The Company has obtained and complied in all material respects with all licenses, agreements, authorizations license exceptions or exemptions required for the Company’s exports of technology or provision of services. Set forth on Schedule 4.03(x)(ii) is a true, correct and complete list of all licenses, agreements and other authorizations maintained or relied upon by the Company under the Export Control Laws. The Company has not conducted or initiated any internal investigation, made any mandatory or voluntary disclosure, declined to make a voluntary disclosure with respect to a known violation of Export Control Laws, or failed to make any mandatory report or disclosure to any governmental entity pursuant to Export Control Laws.

(y)          Warranties; Product Liability.

(i)       All goods and products manufactured or repaired by the Company have been manufactured or repaired, as the case may be, in compliance with all contractual requirements, all applicable federal and state laws, rules and regulations and applicable underwriters and industry standards and codes, if any, except for such noncompliance as would not have an adverse effect on the value or use of such goods and products or the adequacy of such repairs. Except as noted in Schedule 4.03(y), there is not presently nor at any time since the incorporation of the Company has there been any action, suit, proceeding, claim or investigation pending or, to the Knowledge of Company and Sellers, threatened against the Company for Product Liabilities or otherwise relating to the safety or fitness or quality of the goods or products manufactured or repaired by the Company.

(ii)       Except as noted in Schedule 4.03(y), Company has no reason to believe that it may become subject to any claims of liability arising from or relating to the safety or fitness or quality of any of the products manufactured or repaired by Company or the failure of such products to operate in substantially the same manner as intended to operate.

(z)          Absence of Sensitive Payments. Company has not made any contributions, payments or gifts to or for the private use of any governmental official, governmental employee or governmental agent in any amount where either the payment or the purpose in making such contribution, payment or gift is illegal under the laws of the United States or any other jurisdiction. Company has not established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on its books. Company has not made any payments to any Person with the intention or understanding that any part of such payment was to be used for any purpose other than that described in the document supporting the payment.

(aa)        Environmental Matters.

(i)          Except as noted in Schedule 4.03(aa)(i), the Company has conducted all activities of the Business in compliance with, and has managed all properties owned, leased or operated by the Company so as to comply with, all Environmental Laws in all material respects. Except as noted in Schedule 4.03(aa)(i), no facts, events or conditions relating to the facilities, properties or operations of the Business will prevent, hinder or limit continued compliance with any Environmental Laws.

(ii)          Except as noted in Schedule 4.03(aa)(ii), no Contamination is present on or under or has emanated from any property now or previously owned, leased or operated by the Company in connection with the Business which could reasonably be expected to give rise to any liability or response obligation under any Environmental Law. Except as noted in Schedule 4.03(aa)(ii), no property now leased or operated by the Company in connection with the Business is subject to an Environmental Lien or to any restrictions on future use as the result of environmental conditions pertaining to the property. Except as identified in Schedule 4.03(aa)(ii), the Company has not incurred costs or liabilities, and has not been ordered to investigate, remediate or otherwise respond to a potential environmental threat of Contamination in connection with the Business.

(iii)          Except as noted in Schedule 4.03(aa)(iii):

(A)       Company has not received any written notice from a Governmental Authority informing Company that any of the sites at or to which any Hazardous Substances generated by or on behalf of the Company, or otherwise in connection with any of its operations, have been transported, stored, treated or disposed is or is likely to become the subject of a response action under CERCLA or any similar federal, state or local law imposing liability for remediation;

(B)       Company has not, in connection with the Business, received (x) a request for information from any Governmental Authority with respect to any actual or threatened release, discharge or removal of any Hazardous Substance, or (y) other notice that it has been identified in any litigation, administrative proceeding or investigation as a responsible party or a potentially responsible party for any liability under any Environmental Law or in connection with any Hazardous Substance; and

(C)       Company has not issued any notice under any federal, state or local law, regulation or order reporting a release of Hazardous Substances in connection with the Business or any property owned, leased or operated by the Business.

(iv)       Except as noted in Schedule 4.03(aa)(iv), the Company is not aware of any new ongoing or one-time costs that it expects the Business to be likely to incur to achieve or maintain compliance with Environmental Laws or to respond to Contamination.

(v)       Company has provided Buyer with access to all environmental reports which are within its possession and which assess the environmental conditions in, on, under or surrounding any real property now or previously owned, leased or operated by the Company or otherwise used in connection with the Business.

(bb)        Benefit Plans and Employment Arrangements.

(i)       Schedule 4.03(bb)(i) sets forth a true and correct list of (A) the name, current annual compensation rate (including bonus and commissions), title, current base salary rate, accrued bonuses, accrued sick leave, accrued severance pay and accrued vacation benefits for each present employee of the Company and whether such employee is a full-time, part-time, variable hour or seasonal employee for purposes of section 4980H of the Code and the effective dates of such status; (B) each collective bargaining unit, union or other employee organization agreement; (C) each employment, advisory or consulting agreement; (D) each employee confidentiality or other agreement protecting proprietary processes, formulae or information; and (E) each Plan. Schedule 4.03(bb)(i) identifies which Plans, if any, are (A) Plans intended to be qualified under Section 401(a) of the Code, (B) any Plan (including but not limited to any such program, contract or arrangement contained in an employment, advisory or consulting agreement) which is not a intended to be qualified under Section 401(a) of the Code but which provides benefits of any kind after termination of employment, such as, but not limited to, severance pay, continuation pay, termination pay or deferred compensation, (C) “employee welfare benefit plans” within the meaning of ERISA, and (D) each Plan that is not otherwise described in sections (A)-(C) herein.

(ii)       With respect to each Plan, the Company has delivered to Buyer true, correct and complete copies of all current written documents setting forth the terms and conditions of such Plan (or a written summary of such terms in the case of an unwritten Plan) and, in the case of each Plan subject to ERISA, copies of the plan document, the most current summary plan description and any modifications thereto, the most recently filed IRS Form 5500 (including attachments and accountant’s opinion) and the most recent actuarial valuation and report, as applicable, and other material related documents of such Plan such as insurance contracts.

(iii)       Except as noted in Schedule 4.03(bb)(iii), each group health plan that provides health coverage to any present or former employee of the Company has operated in compliance with all requirements of Sections 601 through 608 of ERISA and/or Section 4980B of the Code, relating to the continuation of coverage under certain circumstances in which coverage would otherwise cease. Schedule 4.03(bb)(iii) sets forth a true and complete list of all current employees, and former employees of the Company and their respective beneficiaries who are receiving or who are eligible to elect to receive such continuation coverage under such group health plans pursuant to such provisions of ERISA and the Code. Each group health plan that is subject to the requirements of the Health Insurance Portability and Accountability Act, including, without limitation, the privacy and security provisions thereof, has been operated in material compliance therewith.

(iv)       Each Plan has at all times been administered substantially in accordance with its terms and all applicable provisions of ERISA (including the “fiduciary responsibility” and “prohibited transaction” rules thereof), the Code and other applicable laws, and each Plan intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service which has not been revoked and has been timely amended to comply with all changes in law that have become effective with respect to the Plan since the effective date of its most recent determination letter, or, in the case of a Plan evidenced by IRS-approved prototype or volume submitter documents, is subject to an opinion letter upon which the Company or other plan sponsor is entitled to rely. There are no active suits, governmental investigations or proceedings pending or, to the Knowledge of Company and Sellers, threatened against or concerning any Plan or against any fiduciary thereof respecting the fiduciary’s duties to the Plan or any trust under the Plan. There is no action or claim (other than routine claims for benefits made in the ordinary course of Plan administration) pending or, to the Knowledge of the Company and Sellers, threatened against or with respect to any Plan, and, to the Knowledge of Company and Sellers, no facts exist which could give rise to any such action or claim.

(v)       The Company has not carried on discussions regarding organization with any labor union, to the Company’s and Sellers’ Knowledge no effort at organization is presently being made or threatened by or on behalf of any labor union with respect to employees of the Company, and there has not been any strike, work stoppage, slowdown, lockout, concerted refusal to work, or grievance, claim of unfair labor practices, other collective bargaining dispute, labor dispute or other labor trouble relating to employees of the Business, and there are no significant threats of work stoppage or labor trouble by employees of the Business.

(vi)       All expenses and liabilities relating to all of the Plans have been paid or fully accrued in the Financial Statements and, to the extent required, in the financial statements of the applicable Plan.

(vii)       Any fidelity bond required to be obtained under ERISA with respect to any Plan has been obtained and is in full force and effect.

(viii)       Each Plan or any other arrangement that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and administered in compliance with the requirements of Section 409A of the Code to the extent applicable.

(ix)       Company has obtained a completed form I-9 from each employee of the Company. Company and Sellers have no Knowledge that any employee of the Company is unauthorized to work in the United States.

(x)        Company has complied in all material respects with all laws relating to employment practices and terms and conditions of employment, including but not limited to equal employment opportunity, nondiscrimination, harassment, immigration, wages, hours, overtime, unemployment compensation, workers’ compensation, benefits, the payment of social security and similar Taxes, government contracting requirements, the WARN Act, and occupational safety and health, and Company has not received any warnings, notices of violation, fines, or penalties relating to any law, including with regard to occupational safety and health, or failed to log or report any incident to the extent required by law or applicable insurance. Company has at all times properly classified each of its employees as employees and as exempt or non-exempt for overtime pay, and has properly classified each of its independent contractors as independent contractors, as applicable, and has treated each person classified by it consistently with such status.

(xi)       Company and its ERISA Affiliates, and their respective group health plans, have at all times complied with the requirements of Section 4980H of the Code and the Patient Protection and Affordable Care Act of 2010, as amended.

(cc)        Obligations to Pay Fees. Neither Sellers nor Company have any liability or obligation to pay any fees or commissions to any investment banker, broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

(dd)        Completeness of Disclosure. Sellers and Company do not have Knowledge of any fact that may have a Material Adverse Effect upon the Shares, Business, financial condition or results of operations of the Company that is not set forth in this Agreement, the Exhibits and Schedules hereto, any certificate or other document referenced herein or therein and furnished to Buyer by or on behalf of Sellers and Company.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as of the date hereof and as of the Closing Date as follows:

5.01.       Organization, Good Standing, and Corporate Authority. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, and has full corporate power and authority to execute this Agreement and the other documents and agreements delivered or to be delivered pursuant hereto, to perform all the terms and conditions hereof and thereof to be performed by it, and to consummate the Transactions. This Agreement and the other documents, certificates and agreements delivered or to be delivered by Buyer in connection with this Agreement and the Transactions have been duly authorized and approved by all necessary and proper corporate action and constitute, and will constitute, the valid and binding obligations of Buyer, enforceable against Buyer accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, or other similar laws relating to creditors’ rights generally, now or hereafter in effect, and general principles of equity.

5.02.       No Violation. Neither the execution and delivery by Buyer of this Agreement or the other documents and agreements delivered or to be delivered pursuant hereto by Buyer and the performance by Buyer hereunder or thereunder, nor the consummation of the Transactions, will violate, conflict with, result in the breach of, or accelerate the performance required by any of the terms, conditions or provisions of (a) the Articles of Incorporation or Bylaws of Buyer, (b) any covenant, agreement or understanding to which Buyer is a party, or (c) any order, ruling, decree, judgment, arbitration award or stipulation to which Buyer is subject, or constitute a default thereunder.

5.03.       Consents and Approvals of Governmental Authorities and Others. No approval or authorization of, filing or registration with, or notification to, any Governmental Authority is required in connection with the execution and delivery of this Agreement by Buyer or the performance of its obligations hereunder or the consummation of the Transactions.

5.04.       Obligation to Pay Certain Fees. Neither Buyer nor any of its officers, shareholders, directors, employees or Affiliates has agreed to pay any fees or commissions to any investment banker, broker, finder or agent with respect to the Transactions for which the Sellers could become liable or obligated.

5.05.       Litigation. There are no actions, suits or proceedings pending, or, to the knowledge of Buyer, threatened, by any Person or Governmental Authority challenging the legality, validity or propriety of the Transactions.

5.06.       Financial Ability. Buyer has sufficient immediately available funds in cash or cash equivalents to pay the Purchase Price payable by it pursuant to this Agreement and to effect the Transactions contemplated hereby and by the Transaction documents referred to herein.

SECTION 6. COVENANTS OF THE SELLERS AND COMPANY

6.01.       Taxes. Sellers shall pay, or cause to be paid in a timely manner, all Taxes arising from the payment of the Purchase Price and the Transactions contemplated hereby.

6.02.       Approvals; Consents. Company has used its commercially reasonable efforts to obtain the consents of all other parties to all Contracts, Permits and other rights, which require the consent of such parties for the consummation of the Transactions. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any contract, lease, authorization, license or permit, or any claim, right or benefit arising thereunder or resulting therefrom, if the sale contemplated hereby, without the consent of a third party or Governmental Authority, as the case may be, would constitute a breach thereof. If such consent (a “Deferred Consent”) is not obtained, or if an attempted assignment or transfer thereof would be ineffective or would affect the rights thereunder so that Buyer would not receive all such rights, then in each such case (i) from and after the Closing Date, Sellers will cooperate, in all reasonable respects, to obtain such Deferred Consents as soon as practicable after Closing, and (ii) until such Deferred Consent is obtained, Sellers and Buyer will cooperate in all reasonable respects, to enable Company to continue to receive the benefits under the contract, lease, authorization, license or permit to which such Deferred Consent relate, including without limitation, enforcement of any and all rights of Sellers against the other party thereto arising out of any breach or cancellation by such other party or otherwise.

6.03.       Preservation of Business Organization. Company will conduct the Business in the ordinary course, in a manner consistent with applicable federal, state and local regulations, and use its commercially reasonable efforts to preserve its business relationships intact and to preserve the goodwill of the Company with its suppliers, customers and others having business relations with it.

6.04.       Non-Party Shareholders. Within five (5) Business Days after the Closing Date, Sellers shall cause the Company to enter into those certain repurchase agreements (the “Repurchase Agreements”) with the shareholders of the Company set forth on Schedule 6.04 (the “Non-Party Shareholders”) pursuant to which the Non-Party Shareholders will deliver to the Company their certificates evidencing their Common Stock in the company, together with a stock power endorsing such certificate over to the Company. Buyer shall contribute up to $126,500 to the aggregate consideration payable to the Non-Party Shareholders pursuant to the Repurchase Agreements, as well as Buyer’s reasonable cooperation as Escrow Agent named in the Repurchase Agreements, and Sellers shall be responsible for the balance of any consideration payable to the Non-Party Shareholders. If Sellers shall not have caused the Non-Party Shareholders to deliver their certificates and stock powers within five (5) Business Days after the Closing Date, Buyer may seek to do so and any consideration paid by Buyer to the Non-Party Shareholders in excess of $126,500 shall be subject to Buyer’s right of setoff set forth in Section 10.08.

6.05.       John Lorenz. Within one hundred twenty (120) days after the Closing Date, Sellers shall deliver to Buyer a general release of the Company from John Lorenz, a former shareholder. If Sellers shall not have delivered such release within one hundred twenty (120) days after the Closing Date, Buyer may seek to obtain same and any considerations paid by Buyer to John Lorenz shall be subject to Buyer’s right of setoff set forth in Section 10.08.

6.06.       Further Assurances. From time to time after the Closing, at Buyer’s request and without further consideration, Sellers will execute and deliver such other and further instruments of conveyance, assignment and transfer, and take such other action as Buyer may reasonably request for the more effective conveyance, transfer and enjoyment of the Shares to Buyer. To the extent that the assignment of confidentiality and noncompetition agreements to Buyer is not enforceable against the other parties to such agreements, Sellers will use their best efforts to enforce such agreements with respect to the Business for Buyer’s benefit. Sellers will cooperate with Buyer in obtaining execution of any documents by current or prior employees of Company with respect to inventions, invention disclosures and patent applications for goods or processes invented on or prior to the Closing Date.

SECTION 7. COVENANTS OF BUYER

7.01.       Approvals; Consents. Buyer will cooperate with Company as reasonably necessary to obtain the consents of all third parties and Governmental Authorities to all Contracts, Permits and other rights of the Company which require the consent of such parties for the consummation of the Transactions.

7.02.       Employment of Certain Employees by Buyer. Buyer shall offer employment, on an “at will” basis, to the Business Employees listed on Schedule 7.03, on substantially similar (in the aggregate) terms and at substantially the same pay rates as currently exist at Company, subject to the consummation of the Closing. It is understood and agreed that (a) the Buyer's offers of employment as set forth in this section shall not constitute any commitment, contract or understanding (expressed or implied) of any obligation on the part of the Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that the Buyer may establish pursuant to individual offers of employment, and (b) employment offered by the Buyer is "at will" and may be terminated by the Buyer or by an employee at any time for any reason. Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of the Buyer to terminate, reassign, promote or demote any of the Hired Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, wages, other compensation or terms or conditions of employment of such employees. The Buyer will set its own initial terms and conditions of employment for the Hired Employees and others it may hire, including work rules, benefits and salary and wage structure, all as permitted by law.

SECTION 8. NON-COMPETITION

In order to induce Buyer to enter into this Agreement and to consummate the Transactions, provided Company is not in default under the Dow Contract after any applicable cure period, Sellers hereby covenant as follows:

8.01.       Restriction on Management and Investment. During a period of five (5) years from and after the Closing Date, which period shall be subject to extension for a period of time equal to any period of time in which Sellers or Company breach any provision of this Section 8 (the “Restricted Period”), Sellers shall not engage, directly or indirectly (except as a consultant and/or employee of the Buyer or its Affiliates), as a proprietor, equityholder, investor (except as an investor holding not more than 1% of the outstanding capital stock or other securities of a publicly held company), lender, partner, director, officer, employee, consultant, or representative, or in any other capacity, in an entity of any nature whatsoever engaging in any aspect of the Business anywhere in the world.

8.02.       Restriction on Solicitation of Employees. During the Restricted Period, Sellers shall not hire, or directly or indirectly recruit, solicit, induce, or attempt to induce, any of the employees or independent contractors of Company, the Buyer or any of its Affiliates to terminate their employment or contractual relationship with Company, the Buyer or such Affiliate or otherwise interfere with the relationship between Company, Buyer or any of its Affiliates and any of their respective employees or independent contractors; and Sellers shall not assist any other Person to do so, or be a proprietor, equityholder, investor (except as an investor holding not more than 1% of the capital stock or other securities of a publicly held company), lender, partner, director, officer, employee, consultant, or representative, or in any other capacity, of any Person who does or attempts to do so.

8.03.       Restrictions on Solicitations of Business Relationships. During the Restricted Period, Sellers shall not directly or indirectly solicit, divert, take away, curtail or otherwise modify or interfere with, or attempt to divert, take away curtail or otherwise modify or interfere with, any business relationship or patronage between Company, Buyer or any of its Affiliates on the one hand and any of their respective customers, clients, distributors, accounts, vendors, suppliers, licensors, licensees, or other Persons engaged in a business relationship with Company, Buyer or any of its Affiliates, or any prospective customer, client, distributor, account, vendor, supplier, licensor, licensee or other Person, and Sellers shall not assist any other Person to do so, or be a proprietor, equityholder, investor (except as an investor holding not more than 1% of the capital stock or other securities of a publicly held company), lender, partner, director, officer, employee, consultant, or representative, or in any other capacity, of any Person who does or attempts to do so.

8.04.       Disparaging Statements Prohibited. At all times after the date hereof, Sellers shall not engage in any conduct that involves oral or written statements that are disparaging, deleterious or damaging to the integrity, reputation or good will of the Business, the Company, the Buyer or any of its Affiliates, including the management, shareholders, directors, members, managers, officers or employees of Company, Buyer or its Affiliates. At all times after the date hereof, Buyer shall not engage in any conduct that involves oral or written statements that are disparaging, deleterious or damaging to the integrity, reputation or good will of the Sellers.

8.05.       Equitable Relief. Sellers hereby acknowledge that any breach by them of their obligations under this Section 8 would cause substantial and irreparable damage to the Company, Buyer and its Affiliates; and that money damages would be an inadequate remedy therefor, and accordingly, acknowledge and agree that any of the Company, Buyer and any Affiliate thereof shall be entitled to an injunction, specific performance, and/or other equitable relief to prevent the breach of such obligations (in addition to all other rights and remedies to which such party may be entitled in respect of any such breach), without the posting of bond. Sellers further acknowledge that Buyer would not enter into this Agreement or the Transactions without the covenants of Sellers set forth in this Section 8.

8.06.       Enforceability. In the event that a court of competent jurisdiction determines that any of the provisions of this Section 8 would be unenforceable as written because they cover too extensive a geographic area, too broad a range of activities, or too long a period of time, or otherwise, then such provisions shall automatically be modified to cover the maximum geographic area, range of activities, and period of time as may be enforceable, and in addition, such court is hereby expressly authorized so to modify this Agreement and to enforce it as so modified. No invalidity or unenforceability of any section of this Agreement or any portion thereof shall affect the validity or enforceability of any other section or of the remainder of such section.

SECTION 9. SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS

All representations and warranties made by the Sellers, Company or Buyer as to any fact or condition existing on or before the Closing Date in this Agreement, in any Exhibit or Schedule or in any certificate delivered pursuant hereto shall survive the Closing: (a) indefinitely with respect to the representations and warranties contained in Sections 4.02(e), 4.03(a), 4.03(b)(i) (first sentence only), 4.03(b)(ii), 4.03(e), 4.03(m)(i), 4.03(cc), 5.01, 5.04 and 5.06; (b) for a period of three (3) years with respect to the representations and warranties contained in Sections 4.03(aa) and 4.03(bb); (c) for the applicable limitations period plus sixty (60) days with respect to the representations and warranties contained in Sections 4.03(p); and (d) for a period of eighteen (18) months with respect to all other representations and warranties; provided however, that there shall be no termination of any such representation or warranty as to which a claim has been asserted in writing prior to the termination of any such survival period. All such representations and warranties shall be unaffected by any investigation made by or on behalf of Buyer or Sellers or by any knowledge obtained as a result thereof or otherwise. Except as otherwise expressly provided in this Agreement, all covenants, agreements, undertakings and indemnities set forth in this Agreement shall survive indefinitely.

SECTION 10. INDEMNIFICATION

10.01.       Indemnity by Sellers and Company. Sellers shall, jointly and severally, defend, indemnify and hold Buyer, its shareholders, directors, officers, employees, subsidiaries and Affiliates, and their respective successors and assigns (collectively, the “Buyer Indemnified Parties”), harmless from and against all Losses arising out of or resulting from each of the following:

(a)          any breach of the representations and warranties made by Sellers or Company in or pursuant to this Agreement or any of the documents delivered by Sellers or Company pursuant to this Agreement, or the failure of such representations and warranties to be true and correct;

(b)          any failure by Sellers or Company to carry out, perform, satisfy and discharge any of their respective covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents delivered by Sellers or Company pursuant to this Agreement;

(c)          any claims asserted by third parties against Buyer relating to the ownership of the Shares or the ownership, occupation and/or operation of the Business, the assets of the Company or any other property owned or occupied by Sellers in connection with the Business on or prior to the Closing Date, including, but not limited to, all Liabilities and Obligations arising out of the acts, omissions, breaches or non-performance of Sellers with respect to the Contracts and Permits at or prior to the Closing Date, regardless of whether such liability or obligation is claimed, known or asserted prior to or after the Closing Date;

(d)          any Liabilities or Obligations with respect to Company’s failure to: (i) withhold from all employees, customers, independent contractors, creditors, members and any other applicable payees proper and accurate amounts for all taxable periods in compliance with all Tax withholding provisions of applicable federal, state, local and foreign laws, (ii) remit on a timely basis, such amounts to the appropriate taxing authority, and (iii) furnish or receive properly completed exemption certificates for all exempt transactions; and

(e)          any Liabilities or Obligations for or with respect to any and all Taxes (i) of or relating to the Sellers or Company, whether arising from the payment of the Purchase Price, the Transactions or otherwise; (ii) of or relating to the Shares, the Business or the assets of the Company, for all periods that end on or before the Closing Date, and the portion of any Straddle Period ending on the Closing Date; (iii) as a result of being a member of (or leaving) an affiliated, consolidated, combined, unitary or similar group of which either Sellers or Company is or was a member, or otherwise by operation of law (including, without limitation, pursuant to Treasury Regulation Section 1.1502-6 or comparable law); (iv) imposed on Buyer or any of its Affiliates as a successor, transferee, or otherwise, including without limitation, by operation of law or pursuant to any Tax Sharing Agreement or other similar agreement, or otherwise attached to the assets of the Company or the Business, which Taxes relate to either a Liability existing or to an event or transaction occurring on or prior to the Closing Date; (v) resulting from (A) a breach of a representation or warranty contained in Section 4.03(p) (in each construed as if they were not qualified by “knowledge,” “material,” “material adverse effect” or similar language), or (B) a breach of a covenant of Sellers contained in Section 11; (vi) resulting from the Transactions; or (vii) Transfer Taxes that are the responsibility of the Sellers pursuant to Section 11.01 (all such Liabilities or Obligations pursuant to this 10.01(e) are referred to as “Seller Taxes”).

10.02.      Indemnity by Buyer. Buyer will indemnify and hold Sellers (collectively, the “Seller Indemnified Parties”) harmless from and against all Losses arising out of or resulting from each of the following:

(i)       any breach of any representations and warranties made by the Buyer in or pursuant to this Agreement or any of the documents delivered by Buyer pursuant to this Agreement, or the failure of such representations and warranties to be true and correct;

(ii)       any failure by Buyer to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or any of the documents and materials delivered by Buyer pursuant to this Agreement; and

(iii)       any claims asserted by third parties against the Sellers relating to the ownership of the Shares of the ownership, occupation and/or operation of the Business or the assets of the Company by Buyer after the Closing Date.

10.03.      Notice of Claim. The indemnified party shall promptly notify the indemnifying party in writing in reasonable detail of any claim, demand, action or proceeding for which indemnification will be sought under this Section 10. If such claim, demand, action or proceeding is a third party claim, demand, action or proceeding (a “Third Party Claim”), the indemnifying party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the indemnified party. The indemnified party shall have the right to participate, at its own expense, with respect to any such Third Party Claim. In connection with any such Third Party Claim, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such Third Party Claim shall be settled without the prior written consent of the indemnified party which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, if the indemnified party determines in good faith that any Third Party Claim, or the conduct of the defense or settlement thereof, could have a substantial adverse effect on the indemnified party’s relationship with any Governmental Authority or important supplier or customer (or in the case of any Third Party Claim involving Taxes, that such Third Party Claim could have a material effect on the Taxes of or with respect to the indemnified party, the Shares, the Business or the assets of the Company for periods not covered by such Third Party Claim), or that the indemnified party may have available to it one or more defenses or counterclaims that are conflicting with one or more of those which may be available to, or asserted by the indemnifying party in respect of such Third Party Claim, the indemnified party shall have the right to take over and assume control of the defense, settlement, negotiations or litigation relating to such claim, and the indemnifying party shall be responsible for the cost of such defense. No such Third Party Claim shall be settled without the prior written consent of the indemnifying party which consent shall not be unreasonably withheld, delayed or conditioned. The party controlling the defense of any Third Party Claim shall not consent to entry of any judgment or enter into any settlement that provides for injunctive or other monetary relief affecting another party or that does not include as a term thereof the giving by each claimant to the other parties a complete release from all liabilities with respect to such claim or litigation.

10.04.     Limitations on Amount – Sellers. Except as otherwise provided herein, Sellers shall have no liability for indemnification with respect to claims under Section 10.01:

(i)       Until the total of all Losses with respect to such matters exceeds Fifteen Thousand ($15,000) Dollars in the aggregate, at which time the Buyer Indemnified Parties shall be entitled to recover all Losses in excess thereof.

(ii)       To the extent that the total amount of indemnification to be paid by Sellers pursuant to Section 10.01(a) when ultimately determined shall exceed Two Million Five Hundred Thousand ($2,500,000) Dollars.

(iii)       The limitations contained in Section 10.04(i) and (ii) above shall not apply to the obligations under Section 10.01(a) with respect to the representations and warranties of the Sellers and/or Company under Section 4.02(e), 4.03(a), 4.03(b)(i) (first sentence only), 4.03(b)(ii), 4.03(e), 4.03(m)(i), 4.03(p), 4.03(aa), 4.03(bb), 4.03(cc), 6.04 or 6.05, or to actual fraud on the part of the Sellers or Company.

10.05.     Limitations on Amount – Buyer. Buyer shall have no liability for indemnification with respect to claims under Section 10.02(a):

(i)       Until the total of all Losses with respect to such matters exceeds Fifteen Thousand ($15,000) Dollars in the aggregate, at which time the Sellers Indemnified Parties shall be entitled to recover all Losses in excess thereof.

(ii)       To the extent that the total amount of indemnification to be paid by Buyer pursuant to Section 10.02(a) when ultimately determined shall exceed Two Million Five Hundred Thousand ($2,500,000) Dollars.

(iii)       The limitations contained in Section 10.05(i) and (ii) above shall not apply to the obligations under Section 10.02(a) with respect to the representations and warranties of Buyer under Section 5.01 or 5.04, or to actual fraud on the part of Buyer.

10.06.       Qualifications. Notwithstanding anything to the contrary in this Agreement, for purposes of the application of the indemnification provisions in this Section 10, the determination of whether a breach of any representation, warranty, covenant or obligation in this Agreement has occurred and the amount of any Losses resulting therefrom shall be determined without giving effect to any “Material Adverse Effect” qualification or any other materiality or similar qualification contained in the representations, warranties, covenants or obligations herein.

10.07.       Intentionally Omitted.

10.08.       Set Off. Buyer may and is hereby authorized at any time and from time to time to set off and apply against any sum which is due and payable to Sellers by Buyer under this Agreement or the WEBA Obligations, any sum, liability or other obligation which may be owed to Buyer by Sellers under this Agreement, pending final determination of such matters. The rights under this Section 10.08 are in addition to any other rights and remedies which Buyer may otherwise have.

SECTION 11. TAX MATTERS

11.01.       Transfer Taxes. Sellers shall pay all transfer, documentary, sales, use, stamp, registration, real property transfer, value added and other similar Taxes and fees (including any penalties, interest and additions to Tax and the costs of preparing any related Tax Returns) triggered by or resulting from the purchase and sale of the Shares (“Transfer Taxes”). The parties shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any such Taxes and to prepare and file any related Tax Returns.

11.02.    Straddle Taxes. For purposes of this Agreement, the portion of Tax, with respect to the income, property or operations of either Sellers or Company that is attributable to any Tax period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) will be apportioned between the portion of the Straddle Period that extends before the Closing Date through the Closing Date (the “Pre-Closing Straddle Period”), and the period of the Straddle Period that extends from the day after the Closing Date and thereafter. The portion of such Tax attributable to the Pre-Closing Straddle Period will (i) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period, and (ii) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount that would be payable if the Straddle Period ended on and including the Closing Date. Sellers shall be responsible for and shall all Pre-Closing Straddle Period Taxes. Buyer shall prepare and file, or cause to be prepared and timely filed, all Tax Returns that are due with respect to any Straddle Period. Sellers shall timely pay or cause to be paid to Buyer the Taxes allocable to the Pre-Closing Straddle Period no later than five (5) days before the due date with respect to such Tax Return.

11.03.     Cooperation. Buyer and Sellers agree to provide each other with such information and assistance as is reasonably necessary, including access to records and personnel, for the preparation of any Tax Returns or for the defense of any Tax claim or assessment, whether in connection with an audit or otherwise.

11.04.     Certain Controversies. Notwithstanding Section 10.03, Buyer shall have the right to control any inquiry, assessment, proceeding or other similar event relating to Taxes for any Straddle Period; provided however, that Sellers, at Sellers’ sole cost and expense, shall have the right to participate in any such inquiry, assessment, proceeding or event.

11.05.     Other Taxes. The Sellers or the Company, as the case may be, shall be responsible for and shall pay all Taxes levied or imposed on, or in connection with, the Shares, the assets of the Company or the conduct of the Business on or prior to the Closing Date and/or in connection with the Transactions. Sellers and Company shall be responsible for the timely filing of all Tax Returns required to be filed (other than Tax Returns that are due with respect to any Straddle Period) for all taxable periods ending on or prior to the Closing Date.

11.06.     Tax Treatment of Indemnification Payments. Any indemnification payments made pursuant to Section 10 of this Agreement shall be treated as an adjustment to the Purchase Price for income Tax purposes, and the parties shall not take any position inconsistent with such treatment unless required as a result of a final non-appealable determination by a Governmental Authority.

SECTION 12. GENERAL

12.01.     Costs and Expenses. Buyer and Sellers shall each pay, without right of reimbursement from any other party, all costs incurred by such party incident to the preparation, execution and delivery of this Agreement and the performance of such party’s obligations hereunder, whether or not the Transactions shall be consummated, including, without limitation, fees and disbursements of legal counsel, accountants, and consultants employed by such party in connection with the Transactions.

12.02.     Parties in Interest; Assignment.

(i)       This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns. Except as otherwise expressly provided in this Agreement, this Agreement is not made for the benefit of any Person not a party, and nothing in this Agreement will be construed as giving any Person, other than the parties and their respective successors and permitted assigns, any right, remedy, or claim under or in respect of this Agreement, or any provision hereof. There are no third party beneficiaries to this Agreement except for the Buyer Indemnified Parties and the Seller Indemnified Parties under Section 10.

(ii)       This Agreement shall not be assigned by either of the Sellers without the prior written consent of Buyer. This Agreement shall not be assigned by Buyer without the prior written consent of Sellers; provided however, that Buyer shall have the right to assign all or any portion of its rights and obligations under this Agreement to an Affiliate of Buyer without Sellers’ consent; provided further, that in the event of such assignment, the Buyer shall nevertheless remain bound by the representations and warranties it has made in this Agreement and shall guarantee the payment of the Purchase Price by such Affiliate. Any purported assignment without a required consent shall be void.

12.03.     Confidentiality. Each party to this Agreement shall take all reasonable precautions to maintain the confidentiality of the negotiation or existence of this Agreement, the identity of the parties and any nonpublic information concerning the other parties or their subsidiaries or Affiliates provided to or discovered by any of them or their respective representatives and shall not disclose any of the above information to anyone other than (a) those people directly involved in the investigation and negotiations pertaining to the Transactions or this Agreement, including without limitation, attorneys, accountants and similar representatives, (b) such lenders or investors as may be necessary to finance the Transactions, and (c) such Persons or Governmental Authorities whose consents or approvals may be necessary or to whom notice needs to be given to permit consummation of the Transactions. Following the Closing, Sellers shall not, directly or indirectly, use, disclose or divulge any confidential or proprietary information with respect to Sellers or the Business.

12.04.     Public Statements. No party to this Agreement shall, without the prior written consent of the other parties, make or cause to be made any press release or other public statement or announcement that directly or indirectly discloses the Transactions.

12.05.     Choice of Law. This Agreement shall be governed by, construed, interpreted and the rights of the parties determined in accordance with the laws, including equitable principles but without regard to principles of conflict of laws, of the State of Nevada.

12.06.     Forum. In the event that there shall be any dispute arising out of or in any way relating to this Agreement, the breach, termination, or validity thereof, or the Transactions, the parties covenant and agree as follows:

(i)       All disputes arising out of or relating to this Agreement shall be heard and determined exclusively in the state and federal courts located in the State of New York. Consistent with the preceding sentence, the parties hereby (i) submit to the exclusive jurisdiction of any federal or state court located in the State of New York for the purpose of any dispute arising out of or relating to this Agreement brought by any party, and (ii) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such dispute, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the dispute is brought in an inconvenient forum, that the venue of the dispute is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above named courts.

(ii)       The procedures specified in this Section shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement, the breach, termination, or validity thereof, or the Transactions; provided however, that any party may without prejudice and in its sole discretion seek injunctive or other equitable remedies in order to prevent breaches of Sections 8 or 12.03 or as may be necessary to protect proprietary information. EACH OF THE PARTIES WAIVES ANY RIGHTS THAT IT MAY HAVE TO BRING A CAUSE OF ACTION IN ANY COURT OR IN ANY PROCEEDING INVOLVING A JURY TO THE MAXIMUM EXTENT PERMITTED BY LAW.

12.07.     Notices. All notices and other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given or made: if by hand, immediately upon delivery; or if by Federal Express, Express Mail or any other overnight delivery service, on the first business day after dispatch. All notices are to be given or made to the parties at the following addresses (or to such other address as any party may designate by notice in accordance with the provisions of this paragraph):

If to Sellers:

Richard S. Geib and

Jennifer S. Geib

1881 Loudon Heights Road

Charleston, WV 25314

E-mail:

and with a copy to:

John A. Eckstein, Esq.

Fairfield and Woods P.C.

1801 California St., Suite 2600

Denver, CO 80202

E-mail: jeckstein@fwlaw.com

If to Buyer:

GlyEco, Inc.

_______________________

_______________________

_______________________

E-mail: irhodes@glyeco.com

and with a copy to:

David E. Danovitch, Esq.

Robinson Brog Leinwand Greene Genovese & Gluck P.C.

875 Third Avenue, 9th Floor

New York, NY 10022-0123

E-mail: ded@robinsonbrog.com

12.08.       Entire Agreement. This Agreement (including the Schedules and Exhibits) and the documents referred to herein as having been entered into by any of the parties or delivered by a party to another party constitute the entire agreement and understanding of the parties relating to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, representations and warranties, whether oral or written, relating to the subject matter hereof.

12.09.       Amendment. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers. No waiver by any party of any default, misrepresentation or breach of a warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of a warranty or covenant hereunder or effect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation or breach of a warranty or covenant hereunder.

12.10.       Cumulative Remedies. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies a party may otherwise have at law or in equity.

12.11.       Waiver. Any failure of Buyer to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by Sellers, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any failure of Sellers or Company to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by Buyer, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 12.11.

12.12.       Severability. The unenforceability or invalidity of any Section or subsection or provision of this Agreement shall not affect the enforceability or validity of the balance of this Agreement. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

12.13.       Headings. The headings of the Sections and subsections contained in this Agreement are for reference purposes only and shall not in any way affect the meaning, interpretation, enforceability or validity of this Agreement.

12.14.       Construction. Each of the parties hereby agrees that any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. Within this Agreement, the singular shall include the plural and the plural shall include the singular, and any gender shall include all other genders, all as the meaning and the context of this Agreement shall require. Section, Exhibit and Schedule references contained in this Agreement refer to those contained in or attached to this Agreement unless otherwise specified.

12.15.       Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts and by the parties in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement. Telefacsimile or “pdf” transmissions of any executed original document and/or retransmission of any executed telefacsimile or “pdf” transmission shall be deemed to be the same as the delivery of an executed original.

12.16.       Attorney-Client Privilege. Fairfield and Woods P.C. represents Sellers and Company. Sellers own and retain the attorney-client privilege in the communications between or among them and each of the Geibs, the Company and its counsel regarding the transactions contemplated by this Agreement. Buyer disclaims ownership of or any interest in such communications and Buyer shall not attempt to gain access to such communications. If Buyer discovers any such communications, Buyer shall notify Sellers, in writing, within one (1) business day after such discovery, and Buyer shall follow Sellers’ instruction to return or destroy such communications within two (2) business days after Sellers’ instruction.

[Signatures appear on next page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

GLYECO, INC.

By:	/s/ Ian Rhodes
Name:	Ian Rhodes
Title:	/s/ Chief Executive Officer

/s/ Richard S. Geib
RICHARD S. GEIB

/s/ Jennifer S. Geib
JENNIFER S. GEIB

RECOVERY SOLUTIONS & TECHNOLOGIES, INC.

By:	/s/ Richard S. Geib
Name:	Richard S. Geib
Title:	President

Schedule 1 - Definitions

“Affiliate” shall mean (i) an affiliate as defined under Rule 12b-2 of the Securities Act, and/or (ii) any Person who controls, is controlled by, or is under common control with, the designated entity (with ownership, directly or indirectly, of 20% or more of the voting stock or other equity interest deemed to constitute control).

“Balance Sheet Date” shall have the meaning set forth in Section 4.03(h)(i) of this Agreement.

“Books and Records” means all books of account and other financial records of the Company.

“Business” means development and commercialization of glycol recovery technology, manufacture and distribution of glycol and glycol related products, and the ownership of contractual rights to purchase certain assets of Union Carbide Corporation under that certain Asset Transfer Agreement dated as of August 23, 2016.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of the State of Delaware.

“Business Employees” means all employees of the Business who are employed on the Closing Date (including those employees on leave of absence, vacation, or otherwise absent from work).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, as amended.

“Closing” means the act or acts by which the Transactions are accomplished.

“Closing Date” means the date on which the Closing occurs.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any similar state or local continuation law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” shall have the meaning set forth in Section 4.03(b)(i) of this Agreement.

“Computer Software Assets” means all Software, data rights, documentation and associated license, escrow, support and maintenance agreements used in the conduct of the Business.

“Contamination” means the presence of Hazardous Substances in excess of applicable standards at any property, or arising from any property, which may require remediation or otherwise give rise to liability under any applicable law.

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“Contracts” means all contracts, distribution agreements, service agreements, development agreements, consulting agreements, Open Orders, Leases, guarantees, commitments, instruments and other agreements relating to the operation of the Business.

“Disclosure Schedule” shall have the meaning set forth in Section 4.01.

“Dow Contract” shall have the meaning set forth in the Recitals.

“Employee Obligations” means all Liabilities and Obligations relating to current and former employees, consultants, contractors, or other service providers of the Business: (i) arising from or relating to periods on or prior to the Closing Date, including Liabilities for any compensation, management bonuses, incentive obligations, vacation pay, severance, change-of-control payments, sick leave, paid time off, notice payments, and other benefits, all of which shall be settled by Sellers at or prior to the Closing with respect to all employees, consultants, contractors or other service providers of the Business, unless expressly agreed otherwise in writing between Sellers and Buyer, and in accordance with applicable laws; (ii) arising from or relating to any litigation or employment-related claims (including informal or formal internal or external complaints, investigations, lawsuits and administrative claims based on federal, state, or local laws or ordinances relating to discrimination, workplace safety and health, protected leave, workers’ compensation, whistleblower protection, wage payment, wrongful discharge, and other tort or contract claims); (iii) arising from or relating to any employee benefits of the Business incurred on or prior to the Closing Date; (iv) arising from or relating to the provision of benefits under, or the requirements, of COBRA; and (v) any such Liabilities or Obligations arising in connection with the Transactions.

“Encumbrance” shall mean any existing claim, demand, lien, pledge, option, encumbrance, defect in title, security interest, voting, trust or proxy agreement, restriction on transfer or use, tax, warrant, purchase right, right of first refusal, preemptive right, commitment, contract or other restriction in law or in equity, whether arising voluntarily or by operation of law, including any agreement to provide for any of the foregoing in the future.

“Environmental Laws” means all environmental or health and safety statutes, ordinances, regulations, orders, directives, decrees, permits, governmental approvals, contractual requirements and requirements of common law concerning (i) activities relating to the Business, (ii) the assets of the Company or any other properties or assets currently or formerly owned, leased or operated by the Company, (iii) repairs or construction of any improvements, (iv) handling of any materials, (v) discharges into the air, soil, surface, water or ground water, and (vi) storage, treatment or disposal of any waste at or connected with any activity at such properties.

“Environmental Lien” means any lien against the property of the Company held by the United States under CERCLA, or any lien held by any other Governmental Authority pursuant to any other Environmental Law.

“Equipment” means all machinery, equipment, owned trucks, owned automobiles, office furniture, office equipment, computing and telecommunications equipment (including the software loaded on such equipment), including leased equipment if the lease agreement relating thereto is a Lease; existing patterns, dies, jigs, fixtures, tooling, test equipment and working models.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Export Control Laws” shall mean all laws and executive orders of any Governmental Authority relating to the import or export of goods, technology or services or trading embargoes or other trading restrictions, including the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act, the Export Administration Regulations, the International Economic Emergency Powers Act and executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, and comparable foreign laws.

“Governmental Authority” means the government of the United States of America, any state or political subdivision thereof, any foreign country and any entity exercising executive, legislative, regulatory or administrative functions of or pertaining to government.

“Hardware” means all mainframes, mid-range computers, personal computers, notebooks, servers, switches, printers, modems, drives, peripherals and any component of any of the foregoing.

“Hazardous Substances” means “hazardous substances” or “pollutants or contaminants” as defined pursuant to CERCLA, “regulated substances” within the meaning of Subtitle I of the Resource Conservation and Liability Act, as amended, hazardous substances as defined under any applicable state or local Environmental Laws, petroleum or petroleum products, and any other substance considered or regulated as toxic, hazardous or a potential threat to human health or the environment under any applicable Environmental Law, the presence of which has resulted or may result in (i) an Environmental Lien, or (ii) a party incurring costs or liabilities by reason of a spill, release or discharge of such substance, or (iii) a party being ordered or directed to investigate, remediate or otherwise respond to a potential environmental threat posed by such substances.

“Hired Employee” means any employee of Company to whom Buyer offers employment on the Closing Date and who accepts such offer and commences such employment.

“Intellectual Property” means all inventions and discoveries whether reduced to practice or not, invention disclosures, multinational invention registrations, domestic and foreign patents and patent applications (including, but not limited to, all reissues, divisions, continuations, continuations-in-part, extensions and re-examinations) and all rights therein provided by law, multinational treaties or conventions; all creations, works of authorship, publications and copyrights (whether registered or not); all trade secrets, know-how, formulas, data and information, proprietary and confidential information, and all common law and registered trademarks, trademark registrations, applications for trademark registrations, tradenames, or any derivation thereof, domain names, trade dress, brand names, service marks and logos, whether owned or used by or licensed to the Company.

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“Interim Financial Statements” shall have the meaning set forth in Section 4.03(h)(i) of this Agreement.

“Knowledge of the Company,” or words of similar import mean the actual knowledge of Richard S. Geib and Jennifer S. Geib after due inquiry of the employees and representatives of the Company who could be reasonably expected to have knowledge about the matter in question.

“Laws” means any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, rule, statute or treaty.

“Leased Real Property” means parcels of land, together with all rights, interests and appurtenances therein or thereto, and the buildings, structures, installations, fixtures and other improvements thereon, leased by the Company, as described in Schedule 4.14(b).

“Leases” means leases of Equipment and other tangible personal property, leases of Leased Real Property and other leases of Tangible Assets or personal or real property, in each case whether classified as a capital or operating lease for accounting purposes.

“Liabilities and/or Obligations” means any direct or indirect indebtedness, lease obligation, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, whether arising in contract, tort or otherwise, whether now existing or hereafter arising.

“Liens” means any charge, claim, community or other marital property interest, condition, encumbrance, equitable interest, lien (including but not limited to those arising by operation of law, in connection with any obligation to pay Taxes, or by assertion of any Governmental Authority), option, pledge, security interest, title retention or security agreement, mortgage, deed of trust, right of way, leases, confidentiality or secrecy agreements, noncompetition agreements, defects in title, easement, encroachment, servitude, right of first option, right of first refusal, or other restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Losses” means all suits, claims, causes of action, demands, debts, Liabilities, Obligations, losses, damages, deficiencies, fines, penalties, judgments assessments, diminutions of value, costs and expenses (including without limitation reasonable attorneys’, experts’ and consultants’ fees and costs of investigation) suffered or incurred by a party.

“Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), prospects, properties, assets (including the Shares) or operations of the Business or Company or Sellers, except for changes in the general local, domestic, foreign, or international economic conditions, changes affecting generally the industries or markets in which the Company operates, acts of war, sabotage or terrorism, military actions or the escalation thereof, any changes in applicable laws or accounting rules or principles, any other actions required by this Agreement, or the public announcement of the Agreement or the transactions contemplated hereunder..

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“Material Contracts” means any Contract or series of related Contracts which involve the expenditure by Company of more than $25,000 to perform its obligations thereunder or to obtain the benefit thereof or which is otherwise material to the operation of the Business or the use and enjoyment of the Purchased Assets, including without limitation: (i) all Contracts involving aggregate consideration in excess of $25,000 which cannot be cancelled by Company without penalty or without more than 90 days' notice; (ii) all Contracts that require Company to purchase or sell a stated portion of the requirements or outputs of the Business or that contain "take or pay" provisions; (iii) all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liabilities and/or Obligations of any Person; (iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise); (v) all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts; (vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than 90 days' notice; (vii) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees); (viii) all Contracts with any Governmental Authority; (ix) all Contracts that limit or purport to limit the ability of Company to compete in any line of business or with any Person or in any geographic area or during any period of time; (x) all joint venture, partnership or similar Contracts; (xi) all Contracts for the sale of any of the assets of the Company or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the assets of the Company; (xii) all powers of attorney with respect to the Shares, the Business or any assets of the Company; and (xiii) all collective bargaining agreements or Contracts with any labor organization, union or association.

“Open Orders” means all open orders for goods and services with customers of the Company, together with related purchase orders, contracts, subcontracts and accounts receivable and credit support associated therewith.

“Permits” means all governmental permits, licenses, registrations, orders and approvals relating to the Business, all of which are listed in Schedule 4.03(t).

“Person” shall mean an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company, or any other entity of whatever nature.

“Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, any “nonqualified deferred compensation plan” as defined in Section 409A of the Code, and all bonus or other employment, incentive compensation, equity or equity-based compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, day or dependent care, legal services, cafeteria, life, health, medical, hearing, accident, disability, workmen’s compensation or other insurance, separation, severance pay, sick leave, vacation pay, salary continuation, disability, hospitalization, medical insurance, life insurance, scholarship plans, change of control or other benefit plan, practices, programs or agreements (including collective bargaining agreement), whether written or oral, whether or not subject to ERISA, that Company maintains, sponsors, contributes to, or has any obligation or liability to, contingent or otherwise, or to which it is otherwise a party, for the benefit of any employee or former employee.

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“Product Liability” means liabilities and obligations for property damage, death or personal injury (whether suffered or discovered prior to or after the Closing Date) arising from, caused by or attributable to, products manufactured, sold or distributed, or services performed or rendered by Company or its agents on or prior to the Closing Date.

“Purchase Price” means the total consideration payable for the Shares and for the undertakings of Sellers under Section 8 of the Agreement, as described in Section 2.02.

“Restricted Period” shall have the meaning set forth in Section 8.01 of this Agreement.

“Seller Taxes” shall have the meaning set forth in Section 10.01(e) of this Agreement.

“Shares” shall mean the meaning set forth in the Recitals.

“Software” means all software owned, developed, licensed or used, including (i) all modifications, enhancements, fixes, updates, upgrades, bypasses and workarounds, (ii) the source code and object code for any of the foregoing and (iii) all operating systems, bridgeware, firmware, middleware and utilities.

“Subsidiary” means a corporation or business entity of any nature in which the Company or any Subsidiary of the Company owns a majority of the common stock or beneficial ownership interests, or has the power to elect a majority of the directors, trustees, managers or general partners.

“Tangible Assets” means all tangible properties and assets, whether real or personal and whether owned or leased, used or otherwise held by the Company.

“Taxes” or “Tax” means (a) any and all taxes, charges, fees, levies or other similar obligations, assessments or liabilities of any kind, including, without limitation, income, gross receipts, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, unclaimed property or escheat, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, composite, employment, unemployment, insurance, social security, business license, business organization, environmental, workers’ compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs, duties, franchise, occupation, Pension Benefit Guaranty Corporation premiums, and other governmental charges, obligations and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions with respect thereto (whether or not disputed), (b) any liability for payment of amounts described in clause (a) as a result of transferee liability, of having been a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law or being a party to any agreement or arrangement whereby the liability for payment of such amounts is or was determined or taken into account by reference to the liability of another Person, and (c) any liability for payment of amounts described in clause (a) or (b) as a result of any Tax Sharing Agreement, or any other express or implied agreement to indemnify any other Person for Taxes, but, except as provided in Section 11.01, excluding sales, use, stamp and other transfer taxes arising from this Agreement and the transactions contemplated herein.

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“Tax Return” or “Tax Returns” means any return, declaration, estimate, information return, extension, report, statement, form or other documentation (including any additional or supporting material and any amendments or supplements) filed, or required to be filed, with respect to or in connection with any Taxes.

“Tax Sharing Agreement” means an agreement (whether or not written), the principal purpose of which is the sharing or allocation of Taxes or for the indemnification of Taxes.

“Technical Information” means all customer, dealer and supplier lists; serial number records; engineering, manufacturing, design, installation and other technical drawings, specifications and calculations; manufacturing and production processes and techniques; research and development information; operating, maintenance and repair manuals and instruction books; cost and estimating information, cost records, vendor data and other business records (including without limitation, sales histories); sales inquiries; consultant’s reports; bills of material, test data and selected test material samples; advertising and promotional literature, including reproducible masters and all other commercial, sales, marketing, and technical data (including, but not limited to, data stored electronically or on other format, together with rights under any third party licenses necessary to use such data).

“Third Party Claim” shall have the meaning set forth in Section 10.03 of this Agreement.

“Transaction Documents” means this Agreement and all other documents or instruments executed in connection with any of the foregoing.

“Transactions” means all of the transactions provided for or contemplated by this Agreement.

“Warranty Claim” means a claim for the repair or replacement of products manufactured by the Business under unexpired warranties or for credits or price adjustments for such products, as a result of their failure to perform in accordance with the warranties made in connection with their sale.

“WEBA” shall have the meaning set forth in the Recitals.

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“WEBA Obligations” means the payments due from Buyer to Sellers pursuant to the terms of the Notes and the Earnout, each as defined in that certain Stock Purchase Agreement by and among Buyer and Sellers of even date herewith pertaining to the sale of WEBA stock to Buyer.

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SCHEDULE 6.04

NON-PARTY SHAREHOLDERS

Name	Number of Shares	Certificate No.

Marcella A. Kolhoff	100,000	3
Westrock Partners	15,000	5

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